Exhibit 99.1

Hecla Reports Second Quarter 2022 Results

9th consecutive quarter of free cash flow generation, consolidated silver guidance affirmed

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 4, 2022--Please note the addition of "Assay Results" tables at the end of the release.

The updated release reads:

HECLA REPORTS SECOND QUARTER 2022 RESULTS

9th consecutive quarter of free cash flow generation, consolidated silver guidance affirmed

Hecla Mining Company (NYSE:HL) today announced second quarter 2022 financial and operating results.

SECOND QUARTER HIGHLIGHTS

  Silver and gold production of 3.6 million and 45,719 ounces respectively, a 10% increase over the first quarter 2022 ("the prior quarter")
  Sales of $191.2 million, a 3% increase over the prior quarter despite lower gold and silver prices
  Cash provided by operating activities of $40.2 million and $5.9 million in free cash flow with continued positive free cash flow generation from all three operations3
  Total cost of sales for silver of $90.9 million and cash cost and all-in sustaining cash cost (AISC) per ounce (each after by-product credits) of ($1.14) and $8.55 respectively1,2
  Net loss applicable to common shareholders of $13.7 million or $0.03 per share (basic), and adjusted net income of $20.1 million or $0.04 per share5
  Adjusted EBITDA of $70.5 million, net debt/adjusted EBITDA (last 12 months) of 1.4x 4
  $198.2 million in cash and cash equivalents with approximately $335 million in available liquidity
  Pending acquisition of Alexco Resource Corp ("Alexco") and its high-grade silver property in Yukon; transaction expected to close in early September
  Published 2021 Sustainability report 'Building Strong Communities Through Responsible Mining'

“All three of our mines continue to deliver strong operational and financial results with each generating positive free cash flow," said Phillips S. Baker Jr., President & CEO. “Lucky Friday achieved record quarterly tons milled reflecting the significant strides we have made in managing seismicity and improving productivity with the Underhand Closed Bench (UCB) mining method. I strongly believe as we optimize this mining method, the Lucky Friday along with Greens Creek will further increase our position as the dominant U.S. silver producer."

Baker continued, "While we are exposed to inflationary pressures like the rest of the industry, our silver mines have largely been able to offset inflation with by-product credits. For the second half of the year with our strong balance sheet, we plan to increase our investment in operations with the goal of further accelerating production, earnings and cash flow growth. We are looking forward to closing the Alexco acquisition, which adds a high-grade silver property in the Yukon to our best in class portfolio. This acquisition could make Hecla the largest silver producer in Canada, as well as the United States, an important and a unique characteristic of Hecla among all silver producers for decades to come."

FINANCIAL OVERVIEW

"Total cost of sales" as used in this release is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization.

In Thousands unless stated otherwise	Q2-2022	Q1-2022	Q4-2021	Q3-2021	Q2-2021	YTD-2022	YTD-2021
FINANCIAL AND OPERATIONAL HIGHLIGHTS
Sales	$191,242	$186,499	$185,078	$193,560	$217,983	$377,741	$428,835
Total cost of sales	$153,979	$141,070	$131,837	$158,332	$156,052	$295,049	$299,503
Gross profit	$37,263	$45,429	$53,241	$35,228	$61,931	$82,692	$129,332
(Loss) income applicable to common shareholders	$(13,661)	$4,015	$11,737	$(1,117)	$2,610	$(9,646)	$23,923
Basic (loss) income per common share (in dollars)	$(0.03)	$0.01	$0.02	$—	$0.01	$(0.02)	$0.04
Adjusted EBITDA [4]	$70,474	$58,202	$58,249	$49,414	$84,507	$128,676	$170,312
Net Debt to Adjusted EBITDA4,*	1.4						1.1
Cash provided by operating activities	$40,183	$37,909	$53,355	$42,742	$86,304	$78,092	$124,240
Capital Expenditures	$(34,329)	$(21,478)	$(28,838)	$(26,899)	$(31,898)	$(55,807)	$(53,311)
Free Cash Flow [2]	$5,854	$16,431	$24,517	$15,843	$54,406	$22,285	$70,929
Production Highlights
Silver ounces produced	3,645,454	3,324,708	3,226,927	2,676,084	3,524,783	6,970,162	6,984,229
Silver payable ounces sold	3,387,909	2,687,261	2,606,622	2,581,690	3,415,464	6,075,170	6,445,490
Gold ounces produced	45,719	41,642	47,977	42,207	59,139	87,361	111,143
Gold payable ounces sold	44,225	41,053	44,156	53,000	47,168	85,278	104,454
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce	$(1.14)	$1.09	$1.69	$2.49	$0.18	$(0.07)	$0.79
Silver AISC per ounce	$8.55	$7.64	$10.08	$12.82	$7.54	$8.12	$7.38
Gold cash costs per ounce	$1,371	$1,516	$1,143	$1,163	$1,254	$1,440	$1,161
Gold AISC per ounce	$1,641	$1,810	$1,494	$1,450	$1,419	$1,721	$1,357

*Reflects trailing twelve months ending June 30,2022. Reconciliations are available at the end of the release.

Loss applicable to common shareholders for the second quarter was $13.7 million, or $(0.03) per share, compared to income of $4.0 million, or $0.01 per share, in the first quarter of 2022, and was impacted by the following factors:

  Gross profit decreased by $8.2 million primarily due to lower realized prices for all metals and higher mining costs at Greens Creek caused by increased use of contractors
  A negative fair value adjustment, net of $16.4 million, versus a gain of $6.0 million in the prior quarter, primarily due to unrealized losses on the Company's investment portfolio of $15.7 million during the second quarter

These decreases were partially offset by:

  Higher sales volume at Greens Creek and Lucky Friday
  Lower income and mining tax provision of $0.3 million compared to $5.6 million in the prior quarter reflecting lower income from operations
  A net foreign exchange gain of $4.5 million versus a loss of $2.0 million in the prior quarter reflecting the appreciation of the U.S. dollar (“USD”) against the Canadian dollar (“CAD”) during the current quarter
  Lower exploration and pre-development expense of $1.6 million versus the prior quarter reflecting timing of expenditures across the Company's exploration portfolio

Cash provided by operating activities of $40.2 million increased $2.3 million compared to the prior quarter, primarily due to positive working capital changes of $32.6 million reflecting the semi-annual interest payment on the outstanding long-term debt in the prior quarter.

Capital expenditures totaled $34.3 million, an increase of $12.9 million over the prior quarter with increased planned expenditures at Greens Creek of $14.7 million, Lucky Friday of $11.5 million, and Casa Berardi of $8.1 million. Free cash flow for the quarter was $5.9 million, a decrease of $10.6 million over the prior quarter primarily due to higher capital expenditures.

Cash costs and AISC (each after by-product credits) for silver were $(1.14) and $8.55 per ounce respectively. Cash costs declined by $2.23 per ounce over the prior quarter due to higher by-product credits at Greens Creek and higher silver production at the Lucky Friday as well as Greens Creek. AISC increased by $0.91 over the prior quarter, as a result of increased sustaining capital spend at both Greens Creek and Lucky Friday, partially offset by increased production at the Lucky Friday.

Gold cash cost per ounce and AISC declined by $145 and $169, respectively, attributable to higher gold production during the second quarter.

The Company is seeing the impact of inflationary pressures and labor constraints at all its operations. By-product credits continue to help offset the inflationary pressures for the silver segment due to strong by-product production and prices. At the Casa Berardi mine, while AISC per gold ounce after by-product credits declined over the prior quarter, the mine continues to see 15-20% overall increases in costs, notably impacting fuel, steel, reagents, and other consumables that have a greater impact on this mine because it handles the largest volume of ore and waste among the three operations. While Casa Berardi is focused on increasing underground ore feed to the mill, the mill is kept full with ore sourced from the surface, which exposes the mine to further inflationary pressures due to relatively higher volume of material moved.

Inflation is also impacting capital projects, particularly at the Lucky Friday where multiple projects are underway to support the production growth.

At the time of guidance issuance earlier this year, inflation expectations were 5%, which have been surpassed in the first half of the year. The Company expects these inflationary pressures to continue in the second half of the year at similar levels seen in the first half of the year and has revised gold cost guidance for Casa Berardi. The Company has also revised the consolidated capital expenditure guidance to reflect sustained inflationary pressures and to account for supply chain uncertainties that might delay equipment delivery schedules to 2023.

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to changes in prices of zinc and lead. At June 30, 2022, the Company had contracts covering approximately 65% of the forecasted payable zinc production (through 2025) at an average price of $1.32 per pound, and 49% of the forecasted payable lead production (through 2024) at an average price of $0.99 per pound.

The Company manages CAD exposure through forward contracts. At June 30, 2022, the Company had hedged approximately 43% of forecasted CAD direct production costs through 2025 at an average CAD/USD rate of 1.30. The Company has also hedged approximately 32% of capital costs for 2022 at 1.29.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	Q2-2022	Q1-2022	Q4-2021	Q3-2021	Q2-2021	YTD-2022	YTD-2021
GREENS CREEK
Tons of ore processed	209,558	211,687	221,814	211,142	214,931	421,245	409,011
Total production cost per ton	$197.84	$192.16	$174.55	$181.60	$171.13	$194.98	$176.58
Ore grade milled - Silver (oz./ton)	14.0	13.8	12.6	11.1	14.5	13.9	15.2
Ore grade milled - Gold (oz./ton)	0.08	0.07	0.07	0.07	0.08	0.08	0.09
Ore grade milled - Lead (%)	3.0	2.8	2.6	2.7	3.1	2.9	3.1
Ore grade milled - Zinc (%)	7.2	6.6	6.3	7.1	7.6	6.9	7.6
Silver produced (oz.)	2,410,598	2,429,782	2,262,635	1,837,270	2,558,447	4,840,380	5,143,317
Gold produced (oz.)	12,413	11,402	10,229	9,734	12,859	23,815	26,125
Lead produced (tons)	5,184	4,883	4,731	4,591	5,627	10,067	10,551
Zinc produced (tons)	13,396	12,494	12,457	13,227	14,610	25,890	27,964
Sales	$92,723	$86,090	$87,865	$84,806	$113,763	$178,813	$212,172
Total cost of sales	$(60,506)	$(49,637)	$(49,251)	$(55,193)	$(55,488)	$(110,143)	$(108,668)
Gross profit	$32,217	$36,453	$38,614	$29,613	$58,275	$68,670	$103,504
Cash flow from operations	$41,808	$56,295	$50,632	$40,626	$68,521	$98,103	$112,866
Exploration	$929	$165	$696	$2,472	$1,300	$1,094	$1,423
Capital additions	$(14,668)	$(3,092)	$(9,544)	$(6,228)	$(6,339)	$(17,760)	$(8,111)
Free cash flow [2]	$28,069	$53,368	$41,784	$36,870	$63,482	$81,437	$106,178
Cash cost per ounce, after by-product credits	$(3.29)	$(0.90)	$0.50	$0.74	$(2.64)	$(2.09)	$(1.65)
AISC per ounce, after by-product credits	$3.48	$1.90	$5.66	$5.94	$0.68	$2.69	$1.14

Total cost of sales for the second quarter 2022 was $60.5 million compared to $49.6 million in the prior quarter. Cash cost and AISC per silver ounce (each after by-product credits) were $(3.29) and $3.48, respectively. Cash cost per silver ounce decreased by $2.39 over the prior quarter due to higher by-product credits and additional silver production which was due to increasing mined grades which more than offset higher costs primarily driven by the use of contractors. AISC per silver ounce increased by $1.58 compared to the prior quarter due to planned increased capital spending for the capital projects and additional definition and development drilling.1,2 The decline in cash flow from operations is primarily due to lower metals prices and increased costs due to inflation

Lucky Friday Mine – Idaho

Dollars are in thousands except cost per ton	Q2-2022	Q1-2022	Q4-2021	Q3-2021	Q2-2021	YTD-2022	YTD-2021
LUCKY FRIDAY
Tons of ore processed	97,497	77,725	80,097	78,227	82,442	175,222	163,513
Total production cost per ton	$211.45	$247.17	$198.83	$190.66	$199.48	$227.30	$188.30
Ore grade milled - Silver (oz./ton)	13.2	12.0	12.5	11.2	11.6	12.7	11.4
Ore grade milled - Lead (%)	8.8	8.2	8.1	7.2	7.6	8.5	7.5
Ore grade milled - Zinc (%)	3.9	3.6	3.3	3.3	3.4	3.8	3.6
Silver produced (oz.)	1,226,477	887,858	955,401	831,532	913,294	2,114,335	1,777,195
Lead produced (tons)	8,147	5,980	6,131	5,313	5,913	14,127	11,693
Zinc produced (tons)	3,370	2,452	2,296	2,319	2,601	5,822	5,354
Sales	$35,880	$38,040	$32,938	$29,783	$39,645	$73,920	68,767
Total cost of sales	$(30,348)	$(29,265)	$(23,252)	$(23,591)	$(27,901)	$(59,613)	$(50,696)
Gross profit	$5,532	$8,776	$9,686	$6,192	$11,744	$14,307	$18,071
Cash flow from operations	$21,861	$11,765	$16,953	$15,017	$19,681	$33,626	$30,624
Capital additions	$(11,501)	$(9,652)	$(9,109)	$(9,133)	$(5,731)	$(21,153)	(11,643)
Free cash flow [2]	$10,360	$2,113	$7,844	$5,884	$13,950	$12,473	$18,981
Cash cost per silver ounce, after by-product credits	$3.07	$6.57	$4.50	$6.35	$8.07	$4.54	$7.85
AISC per silver ounce, after by-product credits	$9.91	$13.15	$12.54	$16.79	$14.10	$11.27	$14.17

Lucky Friday produced 1.2 million ounces of silver during the second quarter, a 38% increase over the prior quarter due to higher production resulting from higher throughput due to the UCB mining method and a 9% increase in grade. The throughput rate and the mined tons in the quarter are the highest in the mine's 80-year history. The UCB method mined 91% of tons in the second quarter compared to 82% of tons in the second quarter of 2021.

Total cost of sales for the second quarter 2022 was $30.3 million, an increase of $1.1 million over the prior quarter due to increased use of consumables to support higher mining volumes and higher contractor costs resulting from manpower shortages. Cash cost and AISC per silver ounce (each after by-product credits) were $3.07 and $9.91, respectively, and decreased over the prior quarter due to higher production, the reasons outlined above, and higher by-product credits1,2

Casa Berardi Mine - Quebec

Dollars are in thousands except cost per ton	Q2-2022	Q1-2022	Q4-2021	Q3-2021	Q2-2021	YTD-2022	YTD-2021
CASA BERARDI
Tons of ore processed – underground	176,576	161,609	161,355	167,435	178,908	338,185	365,827
Tons of ore processed – surface pit	225,042	224,541	225,662	230,708	195,775	449,586	377,259
Tons of ore processed – total	401,618	386,150	387,017	398,143	374,683	787,771	743,086
Surface tons mined – ore and waste	2,149,412	1,892,339	1,507,457	1,483,231	2,033,403	4,041,751	4,024,490
Total production cost per ton	$113.07	$117.96	$108.82	$86.95	$99.36	115.46	$99.52
Ore grade milled – Gold (oz./ton) - underground	0.19	0.14	0.17	0.16	0.15	0.17	0.16
Ore grade milled – Gold (oz./ton) - surface pit	0.05	0.05	0.07	0.04	0.06	0.05	0.06
Ore grade milled – Gold (oz./ton) - combined	0.10	0.09	0.11	0.09	0.10	0.09	0.11
Gold produced (oz.) – underground	22,866	19,374	22,910	24,170	23,441	42,240	51,010
Gold produced (oz.) – surface pit	10,440	10,866	14,356	5,552	7,892	21,306	16,513
Gold produced (oz.) – total	33,306	30,240	37,266	29,722	31,333	63,546	67,523
Silver produced (oz.) – total	8,379	7,068	7,967	7,012	7,917	15,447	18,592
Sales	$62,639	$62,101	$60,054	$56,065	$56,122	$124,740	$129,033
Total cost of sales	$(61,870)	$(62,168)	$(57,069)	$(58,164)	$(54,669)	$(124,038)	$(114,596)
Gross profit/(loss)	$769	$(67)	$2,985	$(2,099)	$1,453	702	$14,437
Cash flow from operations	$7,417	$8,089	$10,029	$17,058	$15,756	$15,506	$30,948
Exploration	$1,341	$2,635	$2,124	$4,382	$1,739	$3,976	$3,020
Capital additions	$(8,093)	$(7,808)	$(9,537)	$(11,488)	$(12,153)	$(15,901)	$(26,000)
Free cash flow [2]	$665	$2,916	$2,616	$9,952	$5,342	$3,581	$7,968
Cash Cost per gold ounce, after by-product credits	$1,371	$1,516	$1,137	$1,175	$1,199	$1,440	$1,106
AISC per gold ounce, after by-product credits	$1,641	$1,810	$1,470	$1,476	$1,434	$1,721	$1,347

Casa Berardi produced 33,306 ounces of gold compared to 30,240 ounces in the prior quarter, an increase of 10% due to higher grades milled as more material was sourced from the underground mine. The mill continued to perform well, operating at an average of 4,413 tons per day ("tpd") in the second quarter of 2022 compared to 4,291 tpd over prior quarter.

Total cost of sales for the second quarter 2022 was $61.9 million compared to $62.2 million in the prior quarter. Cash cost and AISC per gold ounce decreased by $145 per ounce and $169 per ounce over the prior quarter to $1,371 and $1,641, respectively, with the decrease primarily driven by higher production. 1,2

EXPLORATION AND PRE-DEVELOPMENT UPDATE

Exploration and Pre-development expenditures were $11.2 million for the quarter with the focus on both surface and underground drilling at Greens Creek, underground drilling at Casa Berardi and the re-initiation of exploration at the large land packages at Republic, Washington; Creede, Colorado and Aurora, Nevada. Programs continued at San Sebastian and Midas with permitting for water removal at Hollister advancing.

Greens Creek

At Greens Creek, three underground core drills focused on resource conversion in the Southwest Bench, 200 South, East, and West ore zones and exploration in the East and Gallagher Fault Block zones while two helicopter supported core drills started drilling extensions to the Upper Plate Zone from surface late in the Quarter. Assay results received during the 2nd quarter for drilling in the Southwest Bench, 200 South, East, West, and 9A areas are confirming and expanding all mineral zones.

Southwest Bench drilling during the quarter targeted inferred resource areas along a strike length of 400 feet with the goal of upgrading and expanding resources. Highlights from this drilling includes 42.7 oz/ton silver, 0.09 oz/ton gold, 18.8% zinc and 8.9% lead over 7.4 feet.

200 South drilling targeted the southern portion of the zone along a strike length of 600 feet and along with assay results received during the quarter, the 200 South drilling confirms the expansion of the deep bench up and down dip 50 feet, and down plunge 100 feet, from previous ore grade intercepts. Intercepts characteristic of this portion of the 200 South zone include 83.2 oz/ton Ag, 0.12 oz/ton Au, 3.1 % Zn, and 1.7% Pb over 7.2 feet. Assays received also confirm the expansion of the middle bench 100 feet down plunge from previous ore grade intercepts and includes 15.8 oz/ton Ag, 0.03 oz/ton Au, 1.5% Zn, and 0.6% Pb over 21.3 feet.

Drilling in the central portion of the East Zone focused on infilling areas between existing ore intercepts along the mine contact over a strike length of 850 feet. While limited assay results have been received so far, intercepts are typically narrow and can contain high-grade mineralization such as hole GC5716 with 429.0 oz/ton silver, 1.38 oz/ton gold, 6.4% zinc, and 1.7% lead over 1.0 foot.

Drilling at the West Zone targeted 400 feet of mine contact strike to upgrade and expand known mineralization. Assay highlights from this drilling include intercepts containing 50.4 oz/ton silver, 0.30 oz/ton gold, 14.4% zinc, and 7.6% lead over 57.1 feet. Assays results were received from 9A Zone drilling completed during the first quarter. Highlights from this drilling include 55.3 oz/ton silver, 1.3 oz/ton gold, 16.9% zinc, and 9.1% lead over 14.3 feet.

More complete drill assay highlights can be found in Table A at the end of the release.

Casa Berardi

At Casa Berardi, up to seven underground core drills and one surface core drill were focused on definition and exploration drilling in multiple zones and targets in the West Mine, Principal Mine, and East Mine areas. In addition to drilling in the mining lease, one surface Sonic drill completed the initial drill testing of three small, select historical gold till anomalies in the West, Central, and East Blocks of our large Casa Berardi property package which covers 23 miles of strike length along the Casa Berardi Break.

Drilling in the West Mine targeted the 118 zone where drilling has been focused on defining continuity and expanding mineralization in the 118-06,14, and 15 lenses up and down plunge and to the east. Highlights from this drilling includes an intercept grading 0.45 oz/ton gold over 14.1 feet which is located down plunge from the 118-06 lens showing that mineralization extends at least 360 feet below the current model and follow up exploration drilling is being planned to further test this zone at depth.

Drilling in the Principal Mine targeted the 119, Lower 123, and extensions of the 124 and 134 zones. In the 119 Zone, drilling is focused on defining the controls of mineralization in the 119-02 lens with recent intercepts including 0.14 oz/ton gold over 6.2 feet. Drilling at depth and to the west of the Lower 123 Zone intersected 0.17 oz/ton gold over 21.0 feet expanding mineralization 100 feet to the east of the modeled 123-02 lens. Surface drilling targeting the area between the 124 and 134 zones focused on expanding and connecting mineralization between these two zones which could have a positive impact on future mining in the proposed Principal and 134 open pits. Highlights from this drilling include 0.10 oz/ton gold over 48.9 feet and 0.07 oz/ton gold over 71.1 feet.

Exploration drilling in the East Mine targeted expanding mineralization in the 148 zone. Assay results have been received for one drillhole which extends high-grade mineralization an additional 85 feet to the east of the 148-01 lens. This drillhole grades 0.27 oz/ton gold over 24.6 feet and includes a narrower and higher-grade section grading 2.81 oz/ton gold over 1.6 feet. This drillhole intercept opens the area at depth and to the east for expansion.

More complete drill assay highlights can be found in Table A at the end of the release.

San Sebastian

Exploration at San Sebastian advanced drill testing multiple targets within the district in addition to completing our Short Vertical Reverse Circulation (SVRC) drilling in areas under cover between the San Sebastian Mine and La Roca target areas.

Republic

Surface exploration is underway at our Republic District, which has had very limited exploration since we ceased underground mining operations in 1994. So far this year, we have completed a geophysical survey, detailed surface mapping and sampling, and one core drill is on site testing the Lone Pine-Blacktail and Tom Thumb target areas.

Drilling to date has been focused on the Blacktail target and four drillholes have been completed. The Blacktail target area is currently being evaluated for both bulk-tonnage mineralization as well as narrow underground mineable mineralization. Several known vein zones including the Belligerent, Bellicose, and Apex veins have been intersected in the current drilling in addition to multiple zones of small veins and veinlets. Assay results have been received for the high priority vein zones in the first three core holes and highlights from this initial drilling include 0.57 oz/ton gold and 5.7 oz/ton silver over 8.1 feet in the Belligerent Vein and 0.40 oz/ton gold and 0.3 oz/ton silver over 5.1 feet in an unnamed vein.

More complete drill assay highlights can be found in Table A at the end of the release.

San Juan

Surface exploration is also underway at our Creede District in Colorado. Detailed surface mapping is underway in the areas north and west of the Bulldog vein system detailing the Alpha Corsair, Pathfinder, and Rat Creek Basin target areas known to have large alteration footprints at the surface and very limited exploration. We also have one core drill testing the North Bulldog target area. This drilling is focused on following up on a narrow high-grade silver intercept that was intersected high in the volcanic stratigraphy in a poorly welded tuff. Current drilling is targeting the northern extension of the Bulldog structure deeper within the Campbell Mountain welded tuff which is historically the best host to mineralization in the district.

In addition to exploration drilling, Phase 1 of the Bulldog underground rehabilitation work is in progress which is designed to provide long-term access and water management and provide access for underground exploration and resource confirmation drilling.

Nevada

Drilling with two drill rigs at Midas continued to focus on drill testing the Racer structure within the East Graben Corridor along 1.7 miles of strike length and drill testing several other targets in the district including Little Opal, Southern Cross, Silica Ridge, SVI, and Vapor Trail.

Drilling at Aurora began during the quarter with one core drill targeting areas within the Martinez and Last Chance Hill target areas. The initial drillholes are testing, confirming, and defining the character of mineralization contained in some of the historical high-grade reverse circulation drillhole intercepts.

ALEXCO ACQUISITION UPDATE

On July 5, 2022, the Company announced a definitive agreement to acquire all outstanding common shares of Alexco that Hecla does not already own. Each outstanding common share of Alexco will be exchanged for 0.116 of a share of Hecla common stock implying consideration of US$0.47 per Alexco common share based on the companies’ 5-day volume weighted average price on the NYSE and NYSE American on July 1, 2022. As part of the agreement, Hecla agreed to (i) provide interim financing of $30 million to provide working capital and ensure the development and exploration at Keno Hill continues to be advanced and (ii) subscribe for additional common shares bringing its ownership stake to 9.9%. At the time of this release, of the $30 million interim financing, $20 million has been drawn and the subscription of common shares has been completed. The Company has also entered into an agreement with Wheaton Precious Metals Corporation to terminate its silver streaming interest at Alexco’s Keno Hill property in exchange for US$135 million of Hecla common stock conditional upon the completion of Hecla’s acquisition of Alexco. On July 27, 2022 the Supreme Court of British Columbia issued an interim order authorizing the holding of Alexco's special meeting of its security holders to consider and, if deemed advisable, to pass a special resolution implementing Hecla's acquisition of Alexco. The acquisition is expected to close in early September 2022.

Upon closing of the acquisition, the Company expects to focus on (i) development and drilling at the Bermingham and Flame & Moth deposits over the next 12-18 months to open multiple sources of feed, (ii) to complete certain underground infrastructure projects, and (iii) to make improvements to the processing facility. At the Bermingham deposit, development will focus on the Bear zone to open working faces in addition to infill definition drilling. At the Flame & Moth deposit, the Company anticipates advancing development and conducting infill drilling focusing on the upper Lightning zone.

CREDIT FACILITY

On July 21, 2022, the Company entered into a new senior secured revolving credit facility of $150 million with a $75 million accordion feature. The facility has a maturity date of July 21, 2026 and will incur an interest rate at SOFR plus margins ranging from 0.10% to 0.25% plus an applicable margin between 2.00% and 3.50% depending on our total leverage ratio. The facility is collateralized by a mortgage on the Greens Creek mine and the equity interests of subsidiaries that own the Greens Creek mine or are part of the Greens Creek Joint Venture. Proceeds of the revolving loans under the facility may be used for general corporate purposes. Bank of America acted as the Administrative Agent and Sole Lead Arranger and Sole Bookrunner.

In connection with entry into the New Credit Agreement, the Company’s prior Fifth Amended and Restated Credit Agreement dated as of July 16, 2018, was terminated on July 21, 2022.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about September 2, 2022, to stockholders of record on August 19, 2022. The realized silver price was $20.68 per ounce in the second quarter satisfying the criterion for the silver-linked component under the Company's common stock dividend policy.

Preferred Stock

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about October 1, 2022, to stockholders of record on September 15, 2022.

2022 GUIDANCE6

The Company has updated its guidance for annual cost and capital guidance as below. There is no change to the production guidance. The Company is also providing guidance for capital expenditures planned by the three operations.

2022 Production Outlook
	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.6-8.9	40-43	20.7-21.2	268-275
Lucky Friday *	4.3-4.6	N/A	8.9-9.3	116-120
Casa Berardi	N/A	125-132	9.7-10.2	125-132
Total[6]	12.9-13.5	165-175	39.3-40.7	509-527
* Equivalent ounces include Lead and Zinc production

2022 Cost Outlook

Annual guidance for Greens Creek's cost of sales has increased to reflect certain inflationary pressures. Increased production and by-product prices in the first half of the year are expected to more than offset inflation and as a result, Greens Creek's 2022 guidance for cash cost and AISC has been reduced. At the Lucky Friday, increased costs of sales guidance is driven by additional throughput as well as higher labor and other key input costs, which have resulted in increased 2022 guidance for cash cost and AISC. At the Casa Berardi mine, increased cost of sales guidance reflects higher costs of energy, materials and labor and continued usage of contractors to supplement manpower due to labor shortages in the area. Costs in the second half are expected to remain similar to levels seen in the first half of the year resulting in increased guidance for 2022 cash costs and AISC.

	Cost of Sales (millions)		Cash cost, after by-product credits, per silver/gold ounce[3]		AISC, after by-product credits, per produced silver/gold ounce[4]
	Previous	Current	Previous	Current	Previous	Current
Greens Creek	$230	$235	$0.75-$2.50	$0.00-$1.75	$6.50-$8.50	$5.50-$7.50
Lucky Friday	$115	$125	$0.75-$2.00	$1.75-$3.50	$7.25-$9.25	$9.75-$11.75
Total Silver	$345	$360	$0.75-$2.50	$0.75-$2.50	$9.75-$11.75	$9.75-$11.75
Casa Berardi	$210	$245	$1,175-$1,325	$1,275-$1,375	$1,450-$1,600	$1,550-$1,775
Total Gold	$210	$245	$1,175-$1,325	$1,275-$1,375	$1,450-$1,600	$1,550-$1,775

2022 Capital and Exploration Outlook

Consolidated capital guidance is increased for the year to include further inflationary pressures, expansion in scope and acceleration of certain capital projects from 2023 to 2022. At the Greens Creek mine, planned capital spend is expected to increase marginally as some planned expenditures from 2023 will be accelerated to the second half of 2022. At the Lucky Friday, capital expenditures for the second half are expected to increase approximately two fold compared to the first half of 2022 primarily due to expansion in scope, advancement of expenditures from 2023 into 2022, and inflationary adjustments. Capital expenditures at the Casa Berardi over the next six months are forecast to increase primarily due to design change in the planned raise of tailings storage cell #7.

Guidance for exploration and pre-development expenditures is unchanged.

	(millions)
	Previous	Current
Capital expenditures	$135	$150 - $160
Greens Creek	$39 - $42	$42 - $45
Lucky Friday	$49 - $53	$60 - $64
Casa Berardi	$37 - $41	$45 - $48
Exploration and Pre-development	$45	$45

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 4, 2022 at 10:00 a.m. Eastern Daylight Time to discuss these results. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168. Please dial-in and provide the Conference ID number at least 10 minutes prior to the start time to join the call and mitigate any hold times. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors/Events & Webcasts.

ONE ON ONE CALLS

Hecla will make available members of management for one on one calls with any interested parties on Thursday, August 4, from 12:00 p.m. to 2:00 p.m. Eastern Daylight Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of management to discuss operations, exploration, or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser.) You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President - Investor Relations and Treasurer at amishra@hecla-mining.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2022-august-vie

ABOUT HECLA

Founded in 1891, Hecla is the largest silver producer in the United States. In addition to operating mines in Alaska and Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development properties in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for the Greens Creek, Lucky Friday and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income(loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(5) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Other

(6) Expectations for 2022 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday and Casa Berardi converted using Au $1,700/oz, Ag $22/oz, Zn $1.50/lb., and Pb $1.00/lb. Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) Hecla could be the largest silver producer in the U.S. and Canada; (ii) the Company will be able to complete the Alexco acquisition; and (iii) mine-specific and Company-wide 2022 estimates of future production, sales and costs of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) and Company-wide estimated spending on capital, exploration and pre-development for 2022. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on our Nevada operations; (xi) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver, and (xii) we are unable to refinance the maturing senior notes. For a more detailed discussion of such risks and other factors, see the Company’s 2021 Form 10-K, filed on February 23, 2022, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings, including its Quarterly Report on Form 10-Q filed with the SEC on or about August 4, 2022. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries (each a “TRS”) for each of the Company’s material properties are filed as exhibits 96.1, 96.2 and 96.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its TRS and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its TRS and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its TRS and in its technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018, and (iv) the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each TRS and the four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Copies of these technical reports are available under Hecla’s profile on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Sales	$191,242	$217,983	$377,741	$428,835
Cost of sales and other direct production costs	115,907	110,320	221,679	207,029
Depreciation, depletion and amortization	38,072	45,732	73,370	92,474
Total cost of sales	153,979	156,052	295,049	299,503
Gross profit	37,263	61,931	82,692	129,332

Other operating expenses:
General and administrative	9,692	11,104	17,986	19,111
Exploration and pre-development	11,200	11,241	24,008	17,931
Care and maintenance costs	5,242	5,786	11,447	10,104
Provision for closed operations and environmental matters	1,472	1,024	2,373	4,733
Other operating expense	1,945	3,634	4,408	7,282
	29,551	32,789	60,222	59,161
Income from operations	7,712	29,142	22,470	70,171
Other income (expense):
Interest expense	(10,505)	$(10,271)	(20,911)	(21,015)
Fair value adjustments, net	(16,428)	(18,063)	(10,463)	(19,938)
Net foreign exchange gain (loss)	4,482	(1,907)	2,444	(3,971)
Other income (expense)	1,470	(287)	2,975	(439)
	(20,981)	(30,528)	(25,955)	(45,363)
(Loss) income before income and mining taxes	(13,269)	(1,386)	(3,485)	24,808
Income and mining tax (provision) benefit	(254)	4,134	(5,885)	(609)
Net (loss) income	(13,523)	2,748	(9,370)	24,199
Preferred stock dividends	(138)	(138)	(276)	(276)
(Loss) income applicable to common shareholders	$(13,661)	$2,610	$(9,646)	$23,923
Basic and diluted (loss) income per common share after preferred dividends	$(0.03)	$0.01	$(0.02)	$0.04
Weighted average number of common shares outstanding - basic	539,401	535,531	538,943	534,819
Weighted average number of common shares outstanding - diluted	539,401	542,262	538,943	541,468

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
OPERATING ACTIVITIES
Net (loss) income	$(13,523)	$2,748	$(9,370)	$24,199
Non-cash elements included in net (loss) income
Depreciation, depletion and amortization	38,200	45,904	73,656	92,861
Write-down of inventory	754	6,431	754	6,431
Fair value adjustments, net	(11,940)	13,837	(14,185)	5,214
Provision for reclamation and closure costs	1,628	1,654	3,271	6,183
Stock compensation	1,254	2,802	2,525	3,302
Deferred income taxes	(3,524)	(7,886)	(1,290)	(7,745)
Foreign exchange loss (gain)	(5,722)	2,700	(3,442)	4,455
Other non-cash items, net	499	515	982	1,071
Change in assets and liabilities:
Accounts receivable	16,420	(6,768)	19,199	(9,432)
Inventories	(3,271)	3,599	(8,352)	5,719
Other current and non-current assets	(2,590)	2,597	(894)	4,125
Accounts payable and accrued liabilities	31,026	18,056	17,119	(6,489)
Accrued payroll and related benefits	(6,631)	2,644	278	(5,351)
Accrued taxes	(9,437)	(3,030)	(5,683)	(999)
Accrued reclamation and closure costs and other non-current liabilities	7,040	501	3,524	696
Cash provided by operating activities	40,183	86,304	78,092	124,240

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(34,329)	(31,898)	(55,807)	(53,311)
Proceeds from sale of investments	—	—	2,487	—
Proceeds from disposition of properties, plants and equipment	113	112	730	131
Purchases of investments	(11,031)	—	(21,899)	—
Net cash used in investing activities	(45,247)	(31,786)	(74,489)	(53,180)

FINANCING ACTIVITIES
Acquisition of treasury shares	(1,756)	(4,525)	(3,677)	(4,525)
Dividends paid to common and preferred stockholders	(3,518)	(6,165)	(7,027)	(10,991)
Credit facility fees paid	(20)	—	(74)	(82)
Repayments of finance leases	(1,638)	(1,889)	(3,333)	(3,770)
Net cash used in financing activities	(6,932)	(12,579)	(14,111)	(19,368)
Effect of exchange rates on cash	(1,840)	(195)	(1,321)	(28)
Net increase (decrease) in cash, cash equivalents and restricted cash	(13,836)	41,744	(11,828)	51,664
Cash, cash equivalents and restricted cash at beginning of period	213,070	$140,803	211,063	130,883
Cash, cash equivalents and restricted cash at end of period	$199,234	$182,547	$199,234	$182,547
Supplemental disclosure of cash flow information:
Cash paid for interest	$146	$93	$18,749	$18,499
Cash paid for income and mining taxes	$11,209	$6,982	$11,888	$9,469

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$198,193	$210,010
Accounts receivable:
Trade	17,828	36,437
Other, net	7,696	8,149
Inventories	75,367	67,765
Derivative assets	9,923	2,709
Other current assets	13,389	16,557
Total current assets	322,396	341,627
Investments	23,931	10,844
Restricted cash	1,041	1,053
Properties, plants, equipment and mineral interests, net	2,295,962	2,310,810
Operating lease right-of-use asset	11,649	12,435
Deferred income taxes	45,562	45,562
Derivative assets	12,897	2,503
Other non-current assets	3,665	3,974
Total assets	$2,717,103	$2,728,808
LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$84,997	$68,100
Accrued payroll and related benefits	26,945	28,714
Accrued taxes	8,341	12,306
Finance and operating leases	8,580	8,098
Derivative liabilities	4,228	19,353
Other current liabilities	14,544	14,553
Accrued reclamation and closure costs	10,594	9,259
Total current liabilities	158,229	160,383
Finance and operating leases	18,154	17,726
Accrued reclamation and closure costs	103,747	103,972
Long-term debt	507,841	508,095
Deferred tax liability	143,213	149,706
Derivative liabilities	522	18,528
Other non-current liabilities	2,515	9,611
Total liabilities	934,221	968,021
STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	137,241	136,391
Capital surplus	2,043,621	2,034,485
Accumulated deficit	(370,048)	(353,651)
Accumulated other comprehensive income (loss)	3,727	(28,456)
Treasury stock	(31,698)	(28,021)
Total shareholders’ equity	1,782,882	1,760,787
Total liabilities and shareholders’ equity	$2,717,103	$2,728,808
Common shares outstanding	548,037	545,535

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek , Lucky Friday, Casa Berardi and Nevada Operations units for the six-month periods ended June 30, 2022 and 2021 and the three month periods ended June 30 and March 31, 2022.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Three Months Ended June 30, 2022				Three Months Ended March 31, 2022				Six Months Ended June 30, 2022				Six Months Ended June 30, 2021
	Greens Creek	Lucky Friday	Other	Total Silver	Greens Creek	Lucky Friday	Other(2)	Total Silver	Greens Creek	Lucky Friday	Other	Total Silver	Greens Creek	Lucky Friday	Other(2)	Total Silver
Total cost of sales	$60,506	$30,348	—	$90,854	$49,638	$29,264	—	$78,902	$110,143	$59,613	—	$169,756	$108,668	$50,696	$95	$159,459
Depreciation, depletion and amortization	(13,629)	(8,862)	—	(22,491)	(11,420)	(8,032)	—	(19,452)	(25,049)	(16,894)	—	(41,943)	(29,313)	(13,738)	—	(43,051)
Treatment costs	8,778	4,803	—	13,581	9,096	3,677	—	12,773	17,892	8,480	—	26,372	19,465	9,664	—	29,129
Change in product inventory	(1,102)	503	—	(599)	6,538	(905)	—	5,633	5,436	(402)	—	5,034	(34)	(1,689)	—	(1,723)
Reclamation and other costs	(1,005)	(256)	—	(1,261)	(850)	(361)	—	(1,211)	(1,872)	(619)	—	(2,491)	(932)	(559)	(95)	(1,586)
Cash Cost, Before By-product Credits (1)	53,548	26,536	—	80,084	53,002	23,643	—	76,645	106,550	50,178	—	156,728	97,854	44,374	—	142,228
Reclamation and other costs	705	282	—	987	705	282	—	987	1,410	564	—	1,974	1,695	528	—	2,223
Exploration	929	—	769	1,698	165	—	716	881	1,094	—	1,485	2,579	1,423	—	885	2,308
Sustaining capital	14,668	8,110	99	22,877	5,956	5,562	48	11,566	20,624	13,671	147	34,442	11,231	10,698	—	21,929
General and administrative	—	—	9,692	9,692	—	—	8,294	8,294	—	—	17,986	17,986	—	—	19,111	19,111
AISC, Before By-product Credits (1)	69,850	34,928	10,560	115,338	59,828	29,487	9,058	98,373	129,678	64,413	19,618	213,709	112,203	55,600	19,996	187,799
By-product credits:
Zinc	(32,828)	(8,227)	—	(41,055)	(28,651)	(5,977)	—	(34,628)	(61,479)	(14,204)	—	(75,683)	(49,277)	(9,846)	—	(59,123)
Gold	(20,364)	—	—	(20,364)	(18,583)	—	—	(18,583)	(38,947)	—	—	(38,947)	(41,434)	—	—	(41,434)
Lead	(8,271)	(14,543)	—	(22,814)	(7,966)	(11,836)	—	(19,802)	(16,237)	(26,379)	—	(42,616)	(15,625)	(20,574)	—	(36,199)
Total By-product credits	(61,463)	(22,770)	—	(84,233)	(55,200)	(17,813)	—	(73,013)	(116,663)	(40,583)	—	(157,246)	(106,336)	(30,420)	—	(136,756)
Cash Cost, After By-product Credits	$(7,915)	$3,766	$—	$(4,149)	$(2,198)	$5,830	$—	$3,632	$(10,113)	$9,595	$—	$(518)	$(8,482)	$13,954	$—	$5,472
AISC, After By-product Credits	$8,387	$12,158	$10,560	$31,105	$4,628	$11,674	$9,058	$25,360	$13,015	$23,830	$19,618	$56,463	$5,867	$25,180	$19,996	$51,043
Divided by ounces produced	2,410	1,226		3,636	2,430	888		3,318	4,840	2,114		6,954	5,143	1,777		6,920
Cash Cost, Before By-product Credits, per Silver Ounce	$22.21	$21.65		$22.03	$21.82	$26.63		$23.10	$22.01	$23.74		$22.54	$19.03	$24.97		$20.55
By-product credits per ounce	(25.50)	(18.58)		(23.17)	(22.72)	(20.06)		(22.01)	(24.10)	(19.20)		(22.61)	(20.68)	(17.12)		(19.76)
Cash Cost, After By-product Credits, per Silver Ounce	$(3.29)	$3.07		$(1.14)	$(0.90)	$6.57		$1.09	$(2.09)	$4.54		$(0.07)	$(1.65)	$7.85		$0.79
AISC, Before By-product Credits, per Silver Ounce	$28.98	$28.49		$31.72	$24.62	$33.21		$29.65	$26.79	$30.47		$30.73	$21.82	$31.29		$27.14
By-product credits per ounce	(25.50)	(18.58)		(23.17)	(22.72)	(20.06)		(22.01)	(24.10)	(19.20)		(22.61)	(20.68)	(17.12)		(19.76)
AISC, After By-product Credits, per Silver Ounce	$3.48	$9.91		$8.55	$1.90	$13.15		$7.64	$2.69	$11.27		$8.12	$1.14	$14.17		$7.38
Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Three Months Ended June 30, 2022		Three Months Ended March 31, 2022		Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
	Casa Berardi	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Nevada Operations(3)	Corporate(3)	Total Gold
Total cost of sales	$61,870	$61,870	$62,168	$62,168	$124,038	$124,038	$114,596	$25,448	—	$140,044
Depreciation, depletion and amortization	(15,459)	(15,459)	(15,846)	(15,846)	(31,305)	(31,305)	(41,191)	(8,232)	—	(49,423)
Treatment costs	457	457	458	458	915	915	1,249	1,730	—	2,979
Change in product inventory	(793)	(793)	(563)	(563)	(1,356)	(1,356)	968	11,499	—	12,467
Reclamation and other costs	(209)	(209)	(210)	(210)	(419)	(419)	(423)	(245)	—	(668)
Exclusion of Nevada Operations costs	—	—	—	—	—	—	—	(5,103)	—	(5,103)
Cash Cost, Before By-product Credits (1)	45,866	45,866	46,007	46,007	91,873	91,873	75,199	25,097	—	100,296
Reclamation and other costs	209	209	210	210	419	419	423	245	—	668
Sustaining Exploration	1,178	1,178	1,394	1,394	2,572	2,572	2,010	—	—	2,010
Sustaining capital	7,597	7,597	7,281	7,281	14,878	14,878	13,822	133	—	13,955
AISC, Before By-product Credits (1)	54,850	54,850	54,892	54,892	109,742	109,742	91,454	25,475	—	116,929
By-product credits:									—
Silver	$(188)	(188)	(166)	(166)	(354)	(354)	(487)	(1,103)	—	(1,590)
Total By-product credits	(188)	(188)	(166)	(166)	(354)	(354)	(487)	(1,103)	—	(1,590)
Cash Cost, After By-product Credits	$45,678	$45,678	$45,841	$45,841	$91,519	$91,519	$74,712	$23,994		$98,706
AISC, After By-product Credits	$54,662	$54,662	$54,726	$54,726	$109,388	$109,388	$90,967	$24,372		$115,339
Divided by gold ounces produced	33	33	30	30	64	64	68	17		85
Cash Cost, Before By-product Credits, per Gold Ounce	$1,377	$1,377	$1,521	$1,521	$1,446	$1,446	$1,113	$1,434		$1,180
By-product credits per ounce	(6)	(6)	(5)	(5)	(6)	(6)	(7)	(63)		(19)
Cash Cost, After By-product Credits, per Gold Ounce	$1,371	$1,371	$1,516	$1,516	$1,440	$1,440	$1,106	$1,371		$1,161
AISC, Before By-product Credits, per Gold Ounce	$1,647	$1,647	$1,815	$1,815	$1,727	$1,727	$1,354	$1,456		$1,376
By-product credits per ounce	(6)	(6)	(5)	(5)	(6)	(6)	(7)	(63)		(19)
AISC, After By-product Credits, per Gold Ounce	$1,641	$1,641	$1,810	$1,810	$1,721	$1,721	$1,347	$1,393		$1,357

Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Three Months Ended June 30, 2022			Three Months Ended March 31, 2022			Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$90,854	$61,870	$152,724	$78,902	$62,168	$141,070	$169,756	$124,038	$293,794	$159,459	$140,044	$299,503
Depreciation, depletion and amortization	(22,491)	(15,459)	(37,950)	(19,452)	(15,846)	(35,298)	(41,943)	(31,305)	(73,248)	(43,051)	(49,423)	(92,474)
Treatment costs	13,581	457	14,038	12,773	458	13,231	26,372	915	27,287	29,129	2,979	32,108
Change in product inventory	(599)	(793)	(1,392)	5,633	(563)	5,070	5,034	(1,356)	3,678	(1,723)	12,467	10,744
Reclamation and other costs	(1,261)	(209)	(1,470)	(1,211)	(210)	(1,421)	(2,491)	(419)	(2,910)	(1,586)	(668)	(2,254)
Cash costs excluded	—	—	—	—	—	—	—	—	—	—	(5,103)	(5,103)
Cash Cost, Before By-product Credits (1)	80,084	45,866	125,950	76,645	46,007	122,652	156,728	91,873	248,601	142,228	100,296	$242,524
Reclamation and other costs	987	209	1,196	987	210	1,197	1,974	419	2,393	2,223	668	2,891
Exploration	1,698	1,178	2,876	881	1,394	2,275	2,579	2,572	5,151	2,308	2,010	4,318
Sustaining capital	22,877	7,597	30,474	11,566	7,281	18,847	34,442	14,878	49,320	21,929	13,955	35,884
General and administrative	9,692	—	9,692	8,294	—	8,294	17,986	—	17,986	19,111	—	19,111
AISC, Before By-product Credits (1)	115,338	54,850	170,188	98,373	54,892	153,265	213,709	109,742	323,451	187,799	116,929	$304,728
By-product credits:
Zinc	(41,055)	—	(41,055)	(34,628)	—	(34,628)	(75,683)	—	(75,683)	(59,123)	—	(59,123)
Gold	(20,364)	—	(20,364)	(18,583)	—	(18,583)	(38,947)	—	(38,947)	(41,434)	—	(41,434)
Lead	(22,814)	—	(22,814)	(19,802)	—	(19,802)	(42,616)	—	(42,616)	(36,199)	—	(36,199)
Silver	—	(188)	(188)	—	(166)	(166)	—	(354)	(354)	—	(1,590)	(1,590)
Total By-product credits	(84,233)	(188)	(84,421)	(73,013)	(166)	(73,179)	(157,246)	(354)	(157,600)	(136,756)	(1,590)	(138,346)
Cash Cost, After By-product Credits	$(4,149)	$45,678	$41,529	$3,632	$45,841	$49,473	$(518)	$91,519	$91,001	$5,472	$98,706	$104,178
AISC, After By-product Credits	$31,105	$54,662	$85,767	$25,360	$54,726	$80,086	$56,463	$109,388	$165,851	$51,043	$115,339	$166,382
Divided by ounces produced	3,636	33		3,318	30		6,954	64		6,920	85
Cash Cost, Before By-product Credits, per Ounce	$22.03	$1,377		$23.10	$1,521		$22.54	$1,446		$20.55	$1,180
By-product credits per ounce	(23.17)	(6)		(22.01)	(5)		(22.61)	(6)		(19.76)	(19)
Cash Cost, After By-product Credits, per Ounce	$(1.14)	$1,371		$1.09	$1,516		$(0.07)	$1,440		$0.79	$1,161
AISC, Before By-product Credits, per Ounce	$31.72	$1,647		$29.65	$1,815		$30.73	$1,727		$27.14	$1,376
By-product credits per ounce	(23.17)	(6)		(22.01)	(5)		(22.61)	(6)		(19.76)	(19)
AISC, After By-product Credits, per Ounce	$8.55	$1,641		$7.64	$1,810		$8.12	$1,721		$7.38	$1,357

Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Three Months Ended December 31, 2021				Three Months Ended September 30, 2021				Three Months Ended June 30, 2021
	Greens Creek	Lucky Friday(2)	Other(3)	Total Silver	Greens Creek	Lucky Friday	Other(3)	Total Silver	Greens Creek	Lucky Friday(2)	Other(3)	Total Silver
Total cost of sales	$49,252	$23,251	$152	$72,655	$55,193	$23,591	$—	$78,784	$55,488	$27,901	$1	$83,390
Depreciation, depletion and amortization	(6,300)	(6,518)	(152)	(12,970)	(13,097)	(6,590)	—	(19,687)	(14,492)	(7,402)	—	(21,894)
Treatment costs	8,655	3,636	—	12,291	7,979	3,427	—	11,406	8,924	4,686	—	13,610
Change in product inventory	236	1,351	—	1,587	(122)	(68)	—	(190)	(435)	(1,596)	—	(2,031)
Reclamation and other costs (5)	(1,689)	(199)	—	(1,888)	(786)	(281)	—	(1,067)	(672)	(325)	(1)	(998)
Cash Cost, Before By-product Credits (1)	50,154	21,521	—	71,675	49,167	20,079	—	69,246	48,813	23,264	—	72,077
Reclamation and other costs	847	264	—	1,111	848	264	—	1,112	847	264		1,111
Exploration	696	—	867	1,563	2,472	—	474	2,946	1,300	—	450	1,750
Sustaining capital	10,123	7,413	172	17,708	6,228	8,406	—	14,634	6,339	5,244	—	11,583
General and administrative (5)	—	—	6,585	6,585	—	—	8,874	8,874			11,104	11,104
AISC, Before By-product Credits (1)	61,820	29,198	7,624	98,642	58,715	28,749	9,348	96,812	57,299	28,772	11,554	97,625
By-product credits:
Zinc	(25,643)	(5,022)		(30,665)	(25,295)	(4,611)		(29,906)	(26,510)	(5,093)	—	(31,603)
Gold	(15,712)	0		(15,712)	(14,864)	—		(14,864)	(20,438)	—	—	(20,438)
Lead	(7,657)	(12,204)		(19,861)	(7,640)	(10,188)		(17,828)	(8,605)	(10,799)	—	(19,404)
Total By-product credits	(49,012)	(17,226)	—	(66,238)	(47,799)	(14,799)	—	(62,598)	(55,553)	(15,892)	—	(71,445)
Cash Cost, After By-product Credits	$1,142	$4,295	$—	$5,437	$1,368	$5,280	$—	$6,648	$(6,740)	$7,372	$—	$632
AISC, After By-product Credits	$12,808	$11,972	$7,624	$32,404	$10,916	$13,950	$9,348	$34,214	$1,746	$12,880	$11,554	$26,180
Divided by ounces produced	2,262	955		3,217	1,837	832		2,669	2,558	913		3,471
Cash Cost, Before By-product Credits, per Silver Ounce	$22.18	$22.54		$22.28	$26.76	$24.14		$25.93	$19.08	$25.49		$20.76
By-product credits per ounce	(21.68)	(18.04)		(20.59)	(26.02)	(17.79)		(23.44)	(21.72)	(17.42)		(20.58)
Cash Cost, After By-product Credits, per Silver Ounce	$0.50	$4.50		$1.69	$0.74	$6.35		$2.49	$(2.64)	$8.07		$0.18
AISC, Before By-product Credits, per Silver Ounce	$27.34	$30.58		$30.67	$31.96	$34.58		$36.26	$22.40	$31.52		$28.12
By-product credits per ounce	(21.68)	(18.04)		(20.59)	(26.02)	(17.79)		(23.44)	(21.72)	(17.42)		(20.58)
AISC, After By-product Credits, per Silver Ounce	$5.66	$12.54		$10.08	$5.94	$16.79		$12.82	$0.68	$14.10		$7.54

Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Three Months Ended December 31, 2021			Three Months Ended September 30, 2021			Three Months Ended June 30, 2021
	Casa Berardi	Nevada Operations(4)	Total Gold	Casa Berardi	Nevada Operations(4)	Total Gold	Casa Berardi	Nevada Operations(4)	Total Gold
Total cost of sales	$57,069	$2,113	$59,182	$58,164	$21,384	$79,548	$54,669	$17,993	$72,662
Depreciation, depletion and amortization	(19,585)	(320)	(19,905)	(19,968)	(6,135)	(26,103)	(18,239)	(5,599)	(23,838)
Treatment costs	423	—	423	475	1	476	535	1,719	2,254
Change in product inventory	4,839	(956)	3,883	(3,369)	(12,389)	(15,758)	1,015	12,583	13,598
Reclamation and other costs (5)	(208)	1	(207)	(210)	—	(210)	(215)	(218)	(433)
Exclusion of Nevada Operations costs	—	—	—	—	—	—	—	(4,914)	(4,914)
Cash Cost, Before By-product Credits (1)	42,538	838	43,376	35,092	2,861	37,953	37,765	21,564	59,329
Reclamation and other costs	209	327	536	209	327	536	215	218	433
Exploration	1,775	—	1,775	1,541	—	1,541	1,103	—	1,103
Sustaining capital	10,459	316	10,775	7,208	29	7,237	6,064	44	6,108
AISC, Before By-product Credits (1)	54,981	1,481	56,462	44,050	3,217	47,267	45,147	21,826	66,973
By-product credits:
Silver	(183)	(21)	(204)	(169)	(6)	(175)	(209)	(1,103)	(1,312)
Total By-product credits	(183)	(21)	(204)	(169)	(6)	(175)	(209)	(1,103)	(1,312)
Cash Cost, After By-product Credits	$42,355	$817	$43,172	$34,923	$2,855	$37,778	$37,556	$20,461	$58,017
AISC, After By-product Credits	$54,798	$1,460	$56,258	$43,881	$3,211	$47,092	$44,938	$20,723	$65,661
Divided by gold ounces produced	37	—	37	30	3	33	31	15	46
Cash Cost, Before By-product Credits, per Gold Ounce	$1,142	$1,737	$1,148	$1,181	$1,040	$1,168	$1,206	$1,443	$1,282
By-product credits per ounce	(5)	(44)	(5)	(6)	(2)	(5)	(7)	(74)	(28)
Cash Cost, After By-product Credits, per Gold Ounce	$1,137	$1,693	$1,143	$1,175	$1,038	$1,163	$1,199	$1,369	$1,254
AISC, Before By-product Credits, per Gold Ounce	$1,475	$3,073	$1,499	$1,482	$1,169	$1,455	$1,441	$1,460	$1,447
By-product credits per ounce	(5)	(44)	(5)	(6)	(2)	(5)	(7)	(74)	(28)
AISC, After By-product Credits, per Gold Ounce	$1,470	$3,029	$1,494	$1,476	$1,167	$1,450	$1,434	$1,386	$1,419

Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Three Months Ended December 31, 2021			Three Months Ended September 30, 2021			Three Months Ended June 30, 2021
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$72,655	$59,182	$131,837	$78,784	$79,548	$158,332	$83,390	$72,662	$156,052
Depreciation, depletion and amortization	(12,970)	(19,905)	(32,875)	(19,687)	(26,103)	(45,790)	(21,894)	(23,838)	(45,732)
Treatment costs	12,291	423	12,714	11,406	476	11,882	13,610	2,254	15,864
Change in product inventory	1,587	3,883	5,470	(190)	(15,758)	(15,948)	(2,031)	13,598	11,567
Reclamation and other costs	(1,888)	(207)	(2,095)	(1,067)	(210)	(1,277)	(998)	(433)	(1,431)
Cash costs excluded	—	—	—	—	—	—	—	(4,914)	(4,914)
Cash Cost, Before By-product Credits (1)	71,675	43,376	115,051	69,246	37,953	107,199	72,077	59,329	131,406
Reclamation and other costs	1,111	536	1,647	1,112	536	1,648	1,111	433	1,544
Exploration	1,563	1,775	3,338	2,946	1,541	4,487	1,750	1,103	2,853
Sustaining capital	17,708	10,775	28,483	14,634	7,237	21,871	11,583	6,108	17,691
General and administrative	6,585	—	6,585	8,874	—	8,874	11,104	—	11,104
AISC, Before By-product Credits (1)	98,642	56,462	155,104	96,812	47,267	144,079	97,625	66,973	164,598
By-product credits:
Zinc	(30,665)	—	(30,665)	(29,906)	—	(29,906)	(31,603)	—	(31,603)
Gold	(15,712)	—	(15,712)	(14,864)	—	(14,864)	(20,438)	—	(20,438)
Lead	(19,861)	—	(19,861)	(17,828)	—	(17,828)	(19,404)	—	(19,404)
Silver	—	(204)	(204)	—	(175)	(175)	—	(1,312)	(1,312)
Total By-product credits	(66,238)	(204)	(66,442)	(62,598)	(175)	(62,773)	(71,445)	(1,312)	(72,757)
Cash Cost, After By-product Credits	$5,437	$43,172	$48,609	$6,648	$37,778	$44,426	$632	$58,017	$58,649
AISC, After By-product Credits	$32,404	$56,258	$88,662	$34,214	$47,092	$81,306	$26,180	$65,661	$91,841
Divided by ounces produced	3,217	37		2,669	33		3,471	46
Cash Cost, Before By-product Credits, per Ounce	$22.28	$1,148		$25.93	1,168		$20.76	$1,282
By-product credits per ounce	(20.59)	(5)		(23.44)	(5)		(20.58)	(28)
Cash Cost, After By-product Credits, per Ounce	$1.69	$1,143		$2.49	$1,163		$0.18	$1,254
AISC, Before By-product Credits, per Ounce	$30.67	$1,499		$36.26	$1,455		$28.12	$1,447
By-product credits per ounce	(20.59)	(5)		(23.44)	(5)		(20.58)	(28)
AISC, After By-product Credits, per Ounce	$10.08	$1,494		$12.82	$1,450		$7.54	$1,419

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

Mining at San Sebastian was completed in the third quarter of 2020, and milling was completed in the fourth quarter of 2020. Care and maintenance costs at San Sebastian totaling $1.4 million for the first half of 2021 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4)

Production was suspended at the Hollister and Midas mines and Aurora mill in the latter part of 2019. Care and maintenance at Nevada Operations totaling $5.2 million and $2.7 million for the second quarter of 2022 and 2021, respectively, ($8.8 million and $6.7 million for the first halves of 2022 and 2021) are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2022 Guidance, Previous Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2022
	Greens Creek	Lucky Friday	Other(2)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$230,000	$115,000		$345,000	$210,000	$210,000
Depreciation, depletion and amortization	(47,900)	(39,150)		(87,050)	(58,250)	(58,250)
Treatment costs	34,750	15,650		50,400	500	500
Change in product inventory	(1,500)	(1,500)		(3,000)	1,300	1,300
Reclamation and other costs	500	1,300		1,800	1,200	1,200
Cash Cost, Before By-product Credits (1)	215,850	91,300		307,150	154,750	154,750
Reclamation and other costs	3,400	1,000		4,400	900	900
Exploration	4,900	—	3,000	7,900	5,300	5,300
Sustaining capital	40,200	28,900		69,100	30,700	30,700
General and administrative	—	—	38,000	38,000	—	—
AISC, Before By-product Credits (1)	264,350	121,200	41,000	426,550	191,650	191,650
By-product credits:
Zinc	(111,640)	(29,360)		(141,000)	—	—
Gold	(66,100)	—		(66,100)	—	—
Lead	(29,601)	(58,375)		(87,976)	—	—
Silver	—	—		—	(730)	(730)
Total By-product credits	(207,341)	(87,735)	—	(295,076)	(730)	(730)
Cash Cost, After By-product Credits	$8,509	$3,565	$—	$12,074	$154,020	$154,020
AISC, After By-product Credits	$57,009	$33,465	$41,000	$131,474	$190,920	$190,920
Divided by silver ounces produced	8,750	4,450		13,200	128.5	128.5
Cash Cost, Before By-product Credits, per Silver Ounce	$24.67	$20.52		$23.27	$1,204	$1,204
By-product credits per silver ounce	(23.70)	(19.72)		(22.35)	(6)	(6)
Cash Cost, After By-product Credits, per Silver Ounce	$0.97	$0.80		$0.92	$1,198	$1,198
AISC, Before By-product Credits, per Silver Ounce	$30.21	$27.24		$32.31	$1,491	$1,491
By-product credits per silver ounce	(23.70)	(19.72)		(22.35)	(6)	(6)
AISC, After By-product Credits, per Silver Ounce	$6.51	$7.52		$9.96	$1,485	$1,485

2022 Guidance, Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures, continued
In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2022
	Greens Creek	Lucky Friday	Other(2)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$235,000	$125,000		$360,000	$245,000	$245,000
Depreciation, depletion and amortization	(52,000)	(38,750)		(90,750)	(69,400)	(69,400)
Treatment costs	37,500	16,800		54,300	900	900
Change in product inventory	(3,500)	(4,725)		(8,225)	3,300	3,300
Reclamation and other costs	500	1,100		1,600	1,500	1,500
Cash Cost, Before By-product Credits (1)	217,500	99,425		316,925	181,300	181,300
Reclamation and other costs	2,800	1,100		3,900	800	800
Exploration	5,600	—	3,000	8,600	6,500	6,500
Sustaining capital	45,225	34,500		79,725	43,750	43,750
General and administrative	—	—	38,000	38,000	—	—
AISC, Before By-product Credits (1)	271,125	135,025	41,000	447,150	232,350	232,350
By-product credits:
Zinc	(116,000)	(28,200)		(144,200)	—	—
Gold	(69,200)	—		(69,200)	—	—
Lead	(30,900)	(56,900)		(87,800)	—	—
Silver	—	—		—	(730)	(730)
Total By-product credits	(216,100)	(85,100)	—	(301,200)	(730)	(730)
Cash Cost, After By-product Credits	$1,400	$14,325	$—	$15,725	$180,570	$180,570
AISC, After By-product Credits	$55,025	$49,925	$41,000	$145,950	$231,620	$231,620
Divided by silver ounces produced	8,750	4,450		13,200	131.5	131.5
Cash Cost, Before By-product Credits, per Silver Ounce	$24.86	$22.34		$24.01	$1,379	$1,379
By-product credits per silver ounce	(24.70)	(19.12)		(22.82)	(6)	(6)
Cash Cost, After By-product Credits, per Silver Ounce	$0.16	$3.22		$1.19	$1,373	$1,373
AISC, Before By-product Credits, per Silver Ounce	$30.99	$30.34		$33.88	$1,767	$1,767
By-product credits per silver ounce	(24.70)	(19.12)		(22.82)	(6)	(6)
AISC, After By-product Credits, per Silver Ounce	$6.29	$11.22		$11.06	$1,761	$1,761
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, non-discretionary on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes non-discretionary corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net (Loss) Income Applicable to Common Shareholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	Q2 -2022	Q1-2022	Q4 -2021	Q3 -2021	Q2 -2021	YTD - 2022	YTD-2021
Net (loss) income applicable to common stockholders (GAAP)	(13,661)	$4,015	11,737	(1,117)	2,610	$(9,646)	23,923
Adjusted for items below:						—
Derivative contracts losses (gains)	689	204	25,840	(16,053)	17,313	893	16,840
Provisional pricing losses (gains)	15,807	(968)	(5,648)	(72)	(3,077)	14,839	(3,629)
Unrealized losses (gains) on equity investments	15,739	(6,100)	(2,822)	2,861	750	9,639	4,256
Environmental accruals	—	14	—	—	—	14	2,882
Foreign exchange (gain) loss	(4,482)	2,038	(393)	(3,995)	1,907	(2,444)	3,971
Care and maintenance costs	5,242	6,205	5,998	6,910	5,786	11,447	10,104
Loss (gain)on disposition of properties, plants, equipment and mineral interests	5	(8)	326	(390)	143	(3)	152
Adjustments of inventory to net realizable value	754	—	—	93	6,242	754	6,431
Adjusted income (loss) applicable to common stockholders	$20,093	$5,400	$35,038	$(11,763)	$31,674	$25,493	$64,930
Weighted average shares - basic	539,401	538,490	538,124	536,966	535,531	538,943	534,819
Weighted average shares - diluted	539,401	544,061	543,134	536,966	542,262	539,401	541,468
Basic adjusted net income (loss) per common stock (in cents)	0.04	0.01	0.07	(0.02)	0.06	0.05	0.12
Diluted adjusted net income (loss) per common stock (in cents)	0.04	0.01	0.06	(0.02)	0.06	0.05	0.12

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, ramp-up and suspension costs, provisional price gains and losses, stock-based compensation, unrealized losses and gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, revolving credit facility and finance leases, less the total of our cash and cash equivalents. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Q2 -2022	Q1-2022	Q4 -2021	Q3 -2021	Q2 -2021	LTM 6/30/2022	FY 2021
Net income (loss)	(13,523)	$4,153	11,875	(979)	2,748	1,526	35,095
Interest expense	10,505	10,406	10,461	10,469	10,271	41,841	41,945
Income and mining tax provision (benefit)	254	5,631	(25,645)	(4,533)	(4,134)	(24,293)	(29,569)
Depreciation, depletion and amortization	38,072	35,298	32,875	45,790	46,059	152,035	171,793
Foreign exchange (gain) loss	(4,482)	2,038	(393)	(3,995)	1,907	(6,832)	(417)
Loss/(gain) on undesignated derivative contracts	689	204	25,840	(16,053)	13,078	10,680	11,903
Care and maintenance costs	5,242	6,205	5,998	6,910	5,786	24,355	23,012
Provisional price losses ( gains)	15,807	(968)	(5,648)	(72)	(3,077)	9,119	(9,349)
Loss (gain) on disposition of properties, plants, equipment and mineral interests	5	(8)	326	(390)	143	(67)	87
Stock-based compensation	1,254	1,271	1,307	1,472	2,802	5,304	6,081
Provision for closed operations and environmental matters	1,628	1,643	3,693	8,088	1,654	15,052	17,964
Unrealized loss (gain) on investments	15,739	(6,100)	(2,822)	2,861	750	9,678	4,295
Adjustments of inventory to net realizable value	754	—	—	93	6,242	847	6,524
Other	(1,470)	(1,571)	382	(247)	278	(2,906)	(584)
Adjusted EBITDA	$70,474	$58,202	58,249	49,414	84,507	$236,339	$278,780
Total debt						534,575	$521,483
Less: Cash and cash equivalents						$198,193	$210,010
Net debt						$336,382	$311,473
Net debt/LTM adjusted EBITDA (non-GAAP)						1.4	1.1

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash provided by operating activities	$40,183	$86,304	$78,092	$124,240
Less: Additions to properties, plants equipment and mineral interests	(34,329)	(31,898)	(55,807)	(53,311)
Free cash flow	$5,854	$54,406	$22,285	$70,929

Table A – Assay Results – Q2 2022

Greens Creek (Alaska)

Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	Est. True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Southwest Bench	GC5670	348.1 / -41.8	42.5	43.5	0.9	21.5	0.07	18.0	10.5	-593
Southwest Bench	GC5673	311 / -46	45.5	56.5	7.5	16.9	0.09	5.2	2.7	-628
Southwest Bench	GC5673	311 / -46	67.0	68.0	0.7	8.2	0.02	5.2	6.7	-628
Southwest Bench	GC5673	311 / -46	78.7	79.7	0.7	19.4	0.01	21.5	13.5	-628
Southwest Bench	GC5678	243.4 / -28.7	193.0	206.3	3.8	25.9	0.13	10.2	4.6	-663
Southwest Bench	GC5682	223.8 / -36.2	207.0	208.6	1.2	21.6	0.04	8.9	5.0	-687
Southwest Bench	GC5684	243.5 / -90	188.0	195.5	7.4	42.7	0.09	18.8	8.9	-655
Southwest Bench	GC5685	243.5 / -68.5	224.0	227.0	1.5	17.1	0.12	2.0	1.3	-672
Southwest Bench	GC5686	263.5 / -53.4	300.5	302.0	0.1	31.0	0.07	6.3	3.6	-705
Southwest Bench	GC5688	295.2 / -71.3	193.0	194.7	1.4	33.4	0.17	4.8	2.8	-647
Southwest Bench	GC5689	279.2 / -49.6	294.3	295.7	0.7	31.7	0.04	12.1	6.5	-686
Southwest Bench	GC5706	63.4 / -60.6	183.2	184.2	1.0	24.4	0.08	9.8	5.0	-620
Southwest Bench	GC5706	63.4 / -60.6	198.2	200.5	2.2	33.6	0.03	27.3	15.3	-634
200 South	GC5639	246 / -36.8	178.5	204.5	6.7	16.0	0.01	1.4	0.7	-1403
200 South	GC5639	246 / -36.8	328.1	330.1	0.5	12.6	0.02	1.9	0.9	-1491
200 South	GC5645	251.8 / -9.4	57.7	60.0	2.2	5.0	0.02	4.8	2.5	-1299
200 South	GC5651	236 / -82	176.7	178.5	1.6	10.7	0.01	9.1	3.6	-1457
200 South	GC5651	236 / -82	314.7	320.0	3.7	8.2	0.03	3.6	2.2	-1595
200 South	GC5651	236 / -82	432.4	465.1	22.9	32.5	0.03	1.6	0.7	-1730
200 South	GC5651	236 / -82	626.1	634.0	7.2	83.2	0.12	3.1	1.7	-1902
200 South	GC5651	236 / -82	647.0	655.0	7.3	10.9	0.14	0.3	0.4	-1909
200 South	GC5657	236 / -73	198.1	208.5	8.8	28.0	0.01	3.5	2.0	-1473
200 South	GC5657	236 / -73	432.0	435.0	2.8	9.2	0.03	4.3	1.7	-1696
200 South	GC5657	236 / -73	656.5	690.0	32.8	22.1	0.14	1.0	0.4	-1922
200 South	GC5659	243.5 / -52	410.7	411.7	0.7	12.9	0.02	0.2	0.1	-1612
200 South	GC5659	243.5 / -52	548.0	550.0	1.8	11.5	0.09	0.8	0.3	-1719
200 South	GC5659	243.5 / -52	552.7	553.7	0.9	13.4	0.02	1.6	1.9	-1720
200 South	GC5662	223.5 / -72.4	196.8	220.8	24.0	15.0	0.01	2.6	1.1	-1485
200 South	GC5662	223.5 / -72.4	308.1	319.0	4.5	12.1	0.01	1.7	0.9	-1582
200 South	GC5662	223.5 / -72.4	326.8	328.8	1.4	23.3	0.04	1.2	0.3	-1594
200 South	GC5662	223.5 / -72.4	677.6	682.3	4.6	37.0	0.05	1.5	0.7	-1930
200 South	GC5662	223.5 / -72.4	707.3	712.3	4.9	9.0	0.08	0.7	0.3	-1958
200 South	GC5666	206.2 / -81.9	169.5	172.8	3.3	39.8	0.02	13.9	7.0	-1446
200 South	GC5666	206.2 / -81.9	310.5	317.7	5.9	12.5	0.12	3.0	1.3	-1592
200 South	GC5666	206.2 / -81.9	453.0	481.0	21.3	15.8	0.03	1.5	0.6	-1735
200 South	GC5666	206.2 / -81.9	655.5	665.5	9.0	17.0	0.07	0.9	0.4	-1931
200 South	GC5679	216.3 / -16.1	239.0	242.0	2.9	16.5	0.01	1.0	0.4	-1348
200 South	GC5690	263.68 / -32.56	86.2	88.0	1.7	34.8	0.04	13.1	6.5	-1335
200 South	GC5690	263.68 / -32.56	180.8	210.0	24.5	11.3	0.05	6.7	4.2	-1397
200 South	GC5701	266 / -45.4	72.9	85.8	12.4	42.5	0.03	8.2	4.1	-1343
200 South	GC5701	266 / -45.4	222.6	243.0	16.1	8.6	0.01	3.8	1.8	-1453
200 South	GC5701	266 / -45.4	275.3	277.3	2.0	0.5	0.26	0.2	0.1	-1487
200 South	GC5703	250.8 / -70.8	63.5	72.0	8.4	20.1	0.05	13.9	6.5	-1347
200 South	GC5703	250.8 / -70.8	341.0	357.0	4.1	11.0	0.06	8.6	4.7	-1612
200 South	GC5703	250.8 / -70.8	374.0	378.0	1.0	7.2	0.01	3.9	1.8	-1640
200 South	GC5703	250.8 / -70.8	511.5	512.7	1.2	10.8	0.02	23.0	10.0	-1770
200 South	GC5703	250.8 / -70.8	730.0	735.0	4.3	6.7	0.12	0.4	0.1	-1964
East	GC5709	56 / -6.3	381.0	384.0	2.8	10.0	0.14	11.7	4.2	595
East	GC5716	63.4 / -7.9	375.0	379.0	3.9	8.6	0.15	16.7	4.9	590
East	GC5716	63.4 / -7.9	385.5	386.5	1.0	5.7	0.13	28.2	7.8	588
East	GC5716	63.4 / -7.9	393.0	394.0	1.0	429.0	1.38	6.4	1.7	587
West	GC5660	194.1 / -52.6	179.5	185.1	5.4	13.4	0.02	13.0	5.3	-200
West	GC5660	194.1 / -52.6	191.4	192.4	1.0	33.8	0.08	0.7	0.3	-201
West	GC5663	148.9 / -59.5	130.0	131.0	0.5	10.6	0.10	17.1	6.3	-163
West	GC5664	133.1 / -45.9	96.4	97.7	0.9	9.4	0.03	19.4	9.1	-124
West	GC5687	60 / 0.4	81.2	92.0	9.5	11.3	0.26	18.1	7.8	-179
West	GC5687	60 / 0.4	131.5	133.2	1.7	179.6	0.73	1.1	1.0	-178
West	GC5687	60 / 0.4	135.5	139.8	4.2	205.1	0.38	18.8	9.7	-178
West	GC5687	60 / 0.4	147.7	148.7	1.0	24.6	0.03	29.8	13.4	-178
West	GC5687	60 / 0.4	152.0	153.0	1.0	17.1	0.26	18.4	8.3	-178
West	GC5687	60 / 0.4	155.0	156.0	1.0	3.1	0.24	14.7	6.4	-177
West	GC5687	60 / 0.4	252.8	254.0	1.1	8.8	0.15	21.4	3.9	-174
West	GC5696	63.4 / 28.5	59.0	60.0	0.9	13.5	0.04	17.9	8.1	-150
West	GC5696	63.4 / 28.5	66.5	68.0	1.4	10.8	0.05	17.0	7.9	-146
West	GC5696	63.4 / 28.5	69.5	70.5	0.9	4.6	0.04	20.4	10.0	-144
West	GC5698	51.9 / 9.3	85.9	97.8	7.1	8.8	0.07	11.2	5.0	-165
West	GC5698	51.9 / 9.3	146.8	159.2	7.4	4.0	0.01	14.7	7.5	-152
West	GC5698	51.9 / 9.3	268.9	269.9	0.7	11.6	0.03	11.9	5.3	-132
West	GC5702	60 / 8.9	74.0	90.0	14.9	9.6	0.07	9.2	3.9	-167
West	GC5702	60 / 8.9	159.0	161.0	1.9	6.5	0.02	20.2	10.1	-168
West	GC5707	52.6 / 6.9	8.1	10.2	1.5	13.3	0.02	28.5	15.5	-184
West	GC5707	52.6 / 6.9	87.8	94.2	5.1	84.9	0.45	7.6	4.5	-174
West	GC5707	52.6 / 6.9	101.0	104.2	2.6	6.8	0.02	3.8	2.6	-172
West	GC5707	52.6 / 6.9	119.9	123.2	2.6	8.6	0.02	8.1	3.1	-169
West	GC5714	110.9 / -47.5	0.0	1.0	1.0	1.2	0.01	12.4	7.0	-188
West	GC5714	110.9 / -47.5	29.0	86.2	57.1	50.4	0.30	14.4	7.6	-228
West	GC5721	119.3 / 8	153.5	160.0	4.5	12.0	0.07	6.6	3.1	-163
9A	GC5632	243 / 44	286.0	292.0	5.8	7.9	0.01	4.9	2.0	-31
9A	GC5647	38.3 / -30.1	0.0	3.0	3.0	15.5	0.05	6.0	5.7	-146
9A	GC5647	38.3 / -30.1	9.0	21.1	11.9	14.7	0.09	12.0	5.9	-147
9A	GC5647	38.3 / -30.1	32.4	47.0	14.4	54.4	0.32	16.5	8.8	-159
9A	GC5650	63.3 / -34	0.0	5.6	5.6	9.4	0.04	8.4	5.1	-144
9A	GC5650	63.3 / -34	24.1	27.7	3.6	20.6	0.19	0.9	0.5	-158
9A	GC5650	63.3 / -34	41.4	43.4	2.0	25.5	0.05	15.0	7.3	-166
9A	GC5653	63.4 / -28	218.6	228.0	4.0	70.0	0.08	10.6	5.7	-538
9A	GC5655	63.4 / 6.3	37.8	38.8	1.0	1.0	0.01	2.3	7.0	-129
9A	GC5655	63.4 / 6.3	124.6	139.0	14.3	55.3	1.30	16.9	9.1	-120
9A	GC5655	63.4 / 6.3	176.5	179.0	1.9	10.2	0.07	13.8	2.2	-117
9A	GC5655	63.4 / 6.3	182.4	230.0	16.3	11.7	0.15	16.1	7.5	-116
9A	GC5656	63.4 / -8.5	146.5	150.0	3.1	6.8	0.03	17.2	7.4	-161
9A	GC5656	63.4 / -8.5	155.5	174.0	7.0	15.9	0.05	21.5	10.6	-165
9A	GC5656	63.4 / -8.5	189.1	197.4	3.5	5.7	0.25	21.1	5.5	-170
9A	GC5656	63.4 / -8.5	220.8	221.8	1.0	17.7	0.06	2.7	2.0	-175
9A	GC5656	63.4 / -8.5	224.0	230.0	6.0	17.1	0.02	3.0	1.4	-176

Casa Berardi (Quebec)

Zone	Drillhole Number	Drillhole Section	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	Est. True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
118 Zone	CBP-1170	12260	10/-40	310.6	320.5	8.9	0.00	-3797
118 Zone	CBP-1171	12260	10/3	273.9	287.0	13.1	0.01	-3623
118 Zone	CBP-1172	12215	333/-40	343.7	351.9	6.2	0.13	-3809
118 Zone	Including			345.7	349.3	2.6	0.25	-3808
118 Zone	CBP-1173	12270	10/21	372.9	388.0	14.1	0.45	-3474
118 Zone	Including			375.2	377.5	2.0	2.30	-3475
118 Zone	CBP-1174	12225	346/20	412.3	418.9	5.9	0.09	-3705
118 Zone	CBP-1177	11670	330/21	539.6	552.4	10.5	0.02	3435
118 Zone	CBP-1178	12140	318/3	531.0	550.1	19.0	0.03	3592
118 Zone	CBW-1169	10050	346/42	602.9	619.9	9.8	0.06	-3576
118 Zone	CBW-1169	10090	346/42	777.4	789.2	8.2	0.03	-3678
118 Zone	CBW-1170	11630	346/37	580.6	598.3	11.8	0.08	-3540
118 Zone	CBW-1170	11630	346/37	722.3	736.7	13.1	0.03	-3616
118 Zone	CBW-1170	11625	346/37	797.7	812.5	8.2	0.06	-3657
118 Zone	Including			802.6	807.5	3.3	0.16	-3657
118 Zone	CBW-1172	11580	337/-43	649.4	659.3	9.2	0.05	-3727
118 Zone	CBW-1172	11590	337/-43	826.6	839.0	11.8	0.08	-3619
118 Zone	CBW-1173	11595	338/-24	660.3	670.1	9.2	0.09	-3487
118 Zone	CBW-1173	11590	338/-24	689.8	700.6	10.2	0.07	-3501
118 Zone	CBW-1174	11590	338/14	643.5	656.0	11.5	0.02	-3390
118 Zone	CBW-1174	11575	338/14	737.3	747.8	9.2	0.04	-3421
118 Zone	CBW-1175	11565	332/-38	835.1	845.3	7.9	0.10	3680
118 Zone	CBW-1175	11580	332/-38	664.5	677.0	9.8	0.12	3584
118 Zone	Including			673.1	677.0	3.3	0.23	3586
118 Zone	CBW-1175	11565	332/-38	772.1	791.1	15.1	0.04	3647
118 Zone	CBW-1176	11565	331/-20	684.9	728.2	40.7	0.15	3480
118 Zone	Including			706.8	711.8	4.6	0.28	3481
118 Zone	Including			719.3	724.2	4.6	0.35	3487
118 Zone	CBW-1177	11635	355/-40	787.2	796.4	6.9	0.12	3662
118 Zone	CBW-1177	11635	355/-40	822.3	830.5	6.2	0.13	3680
118 Zone	CBW-1177	11635	355/-40	575.3	587.1	9.2	0.12	3545
118 Zone	CBW-1177	11635	355/-40	701.9	703.6	1.3	0.10	3613
118 Zone	CBW-1178	11635	318/3	582.5	598.6	15.1	0.12	3499
118 Zone	Including			583.8	586.5	2.3	0.19	3496
118 Zone	CBW-1178	11635	352/-32	738.0	766.9	24.6	0.12	3580
118 Zone	Including			742.6	749.8	5.9	0.30	3577
118 Zone	CBW-1179	11645	356/-26	790.8	804.9	11.5	0.08	3551
118 Zone	CBW-1179	11645	356/-26	591.4	599.6	6.6	0.08	3459
118 Zone	CBW-1179	11645	356/-26	708.8	725.5	15.1	0.10	3514
118 Zone	Including			718.6	725.5	4.9	0.14	3517
118 Zone	CBW-1180	11640	356/-16	592.0	598.6	6.2	0.09	3384
118 Zone	CBW-1180	11640	356/-16	706.5	732.1	24.6	0.06	3425
118 Zone	CBW-1181	11645	356/-7	639.3	647.5	7.5	0.09	3321
118 Zone	CBW-1181	11645	356/-7	668.5	704.2	31.8	0.13	3332
119 Zone	CBP-1152	11840	167/0	613.0	623.2	10.2	0.03	-898
119 Zone	CBP-1153	11780	187/-16	531.7	547.4	9.8	0.00	-775
119 Zone	CBP-1154	11750	204/-23	487.1	501.8	12.1	0.01	-754
119 Zone	CBP-1156	11805	177/-38	342.1	354.9	9.8	0.07	-724
119 Zone	Including			345.7	348.3	2.0	0.32	-725
119 Zone	CBP-1159	11840	168/-14	663.2	669.4	6.2	0.14	-1020
119 Zone	CBP-1160	11715	211/-15	522.2	542.2	18.7	0.04	-1064
119 Zone	CBP-1161	11810	179/-29	765.2	769.5	3.6	0.13	1276
123 Zone	CBP-1215	12460	40/-57	995.8	1018.4	21.0	0.17	4268
123 Zone	Including			995.8	999.1	2.6	0.26	4261
124 Zone	CBF-124-011	12670	360/-54	153.5	192.9	22.0	0.03	-138
124 Zone	CBF-124-018	12830	351/-52	521.5	587.1	48.9	0.10	-424
124 Zone	Including			556.0	580.6	18.0	0.18	-434
124 Zone	CBF-124-018	12830	351/-52	436.2	460.8	16.8	0.09	-345
124 Zone	CBF-124-022	12710	2/-49	316.5	398.5	63.0	0.03	-270
124 Zone	Including			336.5	338.2	1.2	0.21	-255
124 Zone	CBF-124-024	12850	7/-56	442.8	578.9	71.1	0.07	-417
124 Zone	Including			531.4	550.7	10.1	0.22	-442
124 Zone	CBS-22-056	12930	4/-54	391.3	403.4	7.1	0.10	-325
124 Zone	CBS-22-056	12930	4/-54	419.8	425.1	3.8	0.10	-345
134 Zone	CBS-22-058	13460	355/-65	1969.3	1974.2	3.9	0.18	-1557
134 Zone	CBS-22-060	13700	359/-58	442.8	462.5	11.6	0.08	-380
129 Zone	CBS-22-056	12930	4/-54	738.0	750.8	9.5	0.13	-601
129 Zone	Including			747.8	750.8	2.3	0.48	-605
129 Zone	CBS-22-056	12930	4/-54	806.9	816.7	7.2	0.06	-652
129 Zone	CBS-22-057	12960	4/-48	463.1	472.3	6.6	0.09	-353
146 Zone	CBE-0300	14670	189/2	482.5	491.0	7.9	0.12	-1769
146 Zone	Including			482.5	484.1	1.3	0.15	-1749
146 Zone	Including			489.4	491.0	1.3	0.40	-1748
146 Zone	CBE-0301	14665	188/-12	469.0	478.9	6.6	0.11	-1677
146 Zone	CBE-0307	14640	195/-8	575.0	596.0	16.4	0.05	-1692
146 Zone	Including			585.5	588.1	2.6	0.15	-1692
146 Zone	CBE-0322	14620	202/-33	583.8	596.6	11.5	0.07	-1491
146 Zone	CBE-0338	14700	168/51	405.1	419.5	13.1	0.03	-1491
148 Zone	CBE-0247	14820	3/-64	1891.6	1909.0	12.1	0.12	3189
148 Zone	CBE-0247	14820	3/-64	2030.0	2072.0	24.6	0.27	3311
148 Zone	Including			2066.4	2069.0	1.6	2.81	3325

Republic (Washington)

Zone	Drillhole Number	Drillhole Azm/Incl	Sample From (feet)	Sample To (feet)	Est. True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Surface (feet)
Belligerent Vein	BT2205	330/-45	318.0	326.8	6.2	0.05	1.0	-230
Belligerent Vein		Including	323.7	326.8	2.2	0.06	2.2	-230
Other Vein	BT2206	330/-45	324.7	338.5	9.7	0.08	1.3	-235
Other Vein		Including	324.7	330.1	3.8	0.13	2.6	-235
Other Vein	BT2206	330/-45	392.6	399.9	5.1	0.40	0.3	-284
Belligerent Vein	BT2206	330/-45	411.2	428.0	8.1	0.57	5.7	-301
Belligerent Vein		Including	417.3	421.0	2.6	1.42	17.0	-301
Bellicose Vein	BT2207	330/-45	292.3	314.7	15.7	0.13	0.8	-216
Bellicose Vein		Including	306.3	313.1	4.8	0.29	0.8	-216

Contacts

Anvita M. Patil
Vice President, Investor Relations and Treasurer

Cheryl Turner
Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com